                               AMENDMENT No. 1
                                    to the
                             DECLARATION OF TRUST
                                      of
                    OPPENHEIMER EMERGING TECHNOLOGIES FUND

      This Amendment Number 1 is made as of January 12, 2006 to the
Declaration of Trust of Oppenheimer Emerging Technologies Fund (the "Trust"),
dated as of February 25, 2000 (the "Declaration of Trust"), by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

      WHEREAS, the Trustees established Oppenheimer Emerging Technologies
Fund as a trust fund under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under the
Declaration of Trust;

      WHEREAS, the Trustees, acting pursuant to Section 12 of ARTICLE NINTH, of the Declaration of Trust, desire to change the registered agent of the
Trust as established under the Declaration of Trust;

      NOW, THEREFORE, the Declaration of Trust is amended as follows:

      Article FIRST of the Declaration of Trust is amended by changing the registered agent as follows:

           The Registered Agent for Service of Process is CT
      Corporation System, 101 Federal Street, Boston, MA 02110.

      Acting pursuant to Section 12 of ARTICLE NINTH, the undersigned has signed this amendment by and on behalf of the Trustees.

                                    Oppenheimer Emerging Technologies Fund

                                    /s/ Phillip S. Gillespie
                                    Phillip S. Gillespie,
                                    Assistant Secretary